EXHIBIT 10.3

Haemonetics Corporation
Worldwide Executive Bonus Plan

1.Background and Purpose.

1.1
    Purpose. The purpose of the Haemonetics Corporation Worldwide Executive Bonus Plan (the "Plan") is to provide incentive compensation to those eligible employees who contribute significantly to the growth, profitability and success of the Company’s business goals and achieve their individual performance goals. The Committee may choose, with respect to each Performance Period, to grant Awards under the Plan as either Target Awards or Incentive Pool Awards, as more fully described below.
Awards under the Plan are intended to qualify as performance-based compensation deductible by the Company under the qualified performance-based compensation exception to Section 162(m) of the Code.

1.2
    Effective Date. The Plan is effective as of April 3, 2016 (the "Effective Date"), subject to approval by the Company's shareholders at the first annual meeting of shareholders to occur after the Effective Date, and shall remain in effect until it has been terminated pursuant to Section 8.6.

2.
    Definitions. The following terms shall have the following meanings:

2.1
    "Affiliate" means any corporation or other entity controlled by the Company.

2.2
    "Award" means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.

2.3
    "Base Salary" means the Participant's annualized rate of base salary on the first day of the Performance Period before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.

2.4
    "Board" means the Board of Directors of the Company, as constituted from time to time.

2.5
    "Cause" means:
(a)
    If the Participant is a party to an employment agreement with the Company or an Affiliate which determines all principle aspects of the employment relationship and such agreement provides for a definition of Cause, the definition contained therein; or

(b)
    If no such agreement exists, or if such agreement does not define Cause:
(i)
    the Participant’s conviction of (or a plea of guilty or nolo contendere to) a felony or any other crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or
(ii)
    a determination by the Company that the Participant has (i) failed to perform substantially the Participant’s duties (other than any such failure resulting from the Participant’s Disability), (ii) engaged in illegal conduct, an act of dishonesty or gross misconduct, or (iii) willfully violated a Company policy or the Participant’s fiduciary duty to the Company.

2.6
    "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.
2.7
    "Committee" means the committee appointed by the Board to administer the Plan pursuant to Section 3.1.
2.8
    "Company" means Haemonetics Corporation, a Massachusetts corporation, and any successor thereto.
2.9
    "Covered Employee" has the meaning set forth in Section 162(m)(3) of the Code.

2.10
    "Determination Date" means the earlier of: (a) the 90th day of the Performance Period, or (b) the date on which 25% of the Performance Period has elapsed. The Determination Date shall be a date on which the outcome of the Performance Goals are substantially uncertain.

2.11
    "Disability" means, unless otherwise defined in an employment agreement between the Participant and the Company, the Participant’s inability, due to physical or mental incapacity resulting from injury, sickness or disease, for one hundred and eighty days in any twelve-month period to perform the Participant’s duties in connection with his or her employment with the Company, as determined by the Committee.
2.12
    “Incentive Pool” means the aggregate amount that may be paid under all Awards with respect to a Performance Period, determined in accordance with Section 5.2.
2.13
    "Incentive Pool Award" means the maximum award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of an Incentive Pool.
2.14
    "Maximum Target Award" means as to any Participant for any Plan Year $3,000,000. The Maximum Target Award limit shall be pro-rated for any Award payable with respect to a Performance Period that is shorter than one year.

2.15
    "Negative Discretion" means the discretion of the Committee to reduce or eliminate the size of an Award in accordance with Section 6.1(c) of the Plan.
2.16
    "Participant" means as to any Performance Period, the CEO and the members of the Executive Council of the Company who are designated by the Committee to participate in the Plan for that Performance Period.
2.17
    "Performance Criteria" means the performance criteria upon which the Performance Goals for a particular Performance Period are based, which, unless and until the Committee or Board proposes to shareholders and shareholders approve a change in Performance Criteria, may include any of the following:
(a)
    revenue;
(b)
    earnings per share;

(c)
    operating income;
(d)
    net income (before or after taxes);
(e)
    cash flow (including, but not limited to, operating cash flow and free cash flow);
(f)
    gross profit;
(g)
    growth in any of the preceding measures;
(h)
    gross profit return on investment;
(i)
    gross margin return on investment;
(j)
    working capital;
(k)
    gross margins;
(l)
    EBIT;
(m)
    EBITDA;
(n)
    return on equity;
(o)
    return on assets;
(p)
    return on capital;
(q)
    revenue growth;
(r)
    total shareholder return;

(s)
    economic value added;
(t)
    customer satisfaction;
(u)
    technology leadership;
(v)
    number of new patents;
(w)
    employee retention;
(x)
    market share;
(y)
    market segment share;
(z)
    product release schedules
(aa)
    new product innovation;
(bb)
    cost reduction through advanced technology;
(cc)
    brand recognition/acceptance;
(dd)
    product ship targets;
(ee)
    stock value;
(ff)
    net earnings (before or after taxes);
(gg)
    diluted earnings per share (before or after taxes);
(hh)
    net revenues or net revenue growth;

(ii)
    net operating profit (before or after taxes);
(jj)
    return on invested capital or sales;
(kk)
    cash flow return on capital;
(ll)
    operating margins;
(mm)
    improvements in capital structure;
(nn)
    budget and expense management;
(oo)
    productivity ratios;
(pp)
    expense targets;
(qq)
    margins;
(rr)
    operating efficiency;
(ss)
    working capital targets;
(tt)
    enterprise value;
(uu)
    safety record; and
(vv)
    completion of acquisitions or business expansion.
Such Performance Criteria may relate to the performance of the Company as a whole, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, using GAAP or non-GAAP accounting, as the Committee shall determine.

2.18
    "Performance Goals" means the goals selected by the Committee, in its discretion to be applicable to a Target Award or Incentive Pool for any Performance Period. Performance Goals shall be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award or Incentive Pool will be paid and may also include a maximum level of performance above which no additional Target Award or Incentive Pool amount will be paid.
2.19
    "Performance Period" means the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be the Plan Year.
2.20
    "Plan" means the Haemonetics Corporation Worldwide Executive Bonus Plan, as hereafter amended from time to time.
2.21
    "Plan Year" means the Company's fiscal year.
2.22
    "Pro-rated Award" means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period.
2.23
    "Target Award" means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant's Base Salary. In special circumstances, the target award may be expressed as a fixed amount of cash.
3.
    Administration.
3.1
    Administration by the Committee. The Plan shall be administered by the Committee which shall consist of not less than two (2) members of the Board. Each member of the Committee shall qualify as an "outside director" under Section 162(m) of the Code. Members of the Committee shall be appointed by the Board.

3.2
    Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii)

determine the terms and conditions of any Award; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency or ambiguity, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; (vi) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
3.3
    Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
3.4
    Delegation by the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to (i) make Awards to executive officers; (ii) make Awards which are intended to constitute qualified performance-based compensation under Section 162(m) of the Code; or (iii) certify the satisfaction of the Performance Goals pursuant to Section 6.1 in accordance with Section 162(m) of the Code.
3.5
    Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company's certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4.
    Eligibility and Participation.
4.1
    Eligibility. Only the CEO and such other executives of the Company who are designated by the Committee as eligible to participate in the Plan.

4.2
    Participation. The Committee, in its discretion, shall select, no later than the Determination Date, the persons who shall be Participants for the Performance Period. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.
4.3
    New Hires; Newly Eligible Participants. A newly hired or newly eligible employee who becomes a Participant after the Committee has established the terms of an Incentive Pool shall not be eligible to receive an Incentive Pool Award until the next Performance Period. A newly hired or newly eligible employee may instead be granted a Pro-rated Award in the form of a Target Award. The amount of any Award paid to such Participant shall not exceed that proportionate amount of the Maximum Target Award set forth in Section 2.14.
4.4
    Leaves of Absence. If a Participant commences an approved leave of absence (other than a long-term disability leave) for a portion of a Performance Period, the Participant will be eligible to receive a Pro-rated Award reflecting participation for the period during which he or she was actively employed and not any period when he or she was on leave. A Participant will be treated as actively employed by the Company during the first thirty days of an approved leave of absence.
4.5
    Long-Term Disability. If an employee of the Company or an Affiliate is approved for long-term disability leave prior to the beginning of the Performance Period, the employee shall not be eligible to participate in the Plan until the employee returns to active employment on a part-time or full-time basis. If the employee is able to return for a portion of the Performance Period, the employee will receive a Pro-rated Award in the form of a Target Award. If an employee is approved for long-term disability leave after the start of the Performance Period, then the employee will be eligible for a Pro-rated Award.
4.6
    Mid-Year Changes. If a Participant’s Base Salary, position, title or status as a part-time or full-time employee of the Company or an Affiliate changes during the Performance Period, the Participant’s Award shall be pro-rated to reflect the change. The effective date of the change shall be determined in accordance with Section 4.7.
4.7
    Change in Eligibility Status. Subject to the foregoing requirements of this Section 4, changes in eligibility status and mid-year changes in employment status shall be administered as follows:

Type of Change	Change On or Before the 15th of the Month	Change After the 15th of the Month
New Employee of Company or Affiliate	Participant eligible on first day of employment	Participant eligible on first day of month following first day of employment
Transfer or Status Change Affecting Award or Base Salary	Change effective on status change date	Change effective on first day of month following status change date
Leave of Absence or Long-Term Disability Start	No eligibility in that month	Eligible for portion of month in active employment
Leave of Absence or Long Term Disability Return	Eligible for portion of month in active employment	No eligibility in that month; eligibility 1st of next month

5.
    Terms of Awards.
5.1
    Determination of Target Awards or Incentive Pool Awards. Prior to, or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date, the Committee, in its sole discretion, shall determine whether Awards for the Performance Period will be in the form of either Target Awards or Incentive Pool Awards and shall establish the Target Award or Incentive Pool Award for each Participant. The payment of Target Awards and Incentive Pool Awards shall be conditioned on the achievement of the Performance Goals for the Performance Period. In no event may any Incentive Pool Award exceed 100% of the total Incentive Pool for the Performance Period nor may the sum of the Incentive Pool Awards for all Participants exceed 100% of the total Incentive Pool for the Performance Period.

5.2
    Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, but no later than the Determination Date, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining (i) the aggregate amount of the Incentive Pool or (ii) the percentage of the Target Award for each individual participant, which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.

5.3
    Adjustments. The Committee is authorized, in its sole discretion, to provide in an Award whether or not it shall adjust or modify the calculation of a Performance Goal for a Performance Period in connection with any one or more of the following events:

(a)
    asset write-downs;
(b)
    significant litigation or claim judgments or settlements;
(c)
    the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results;
(d)
    any reorganization and restructuring programs;
(e)
    unusual or infrequent items as described in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year or period;
(f)
    acquisitions or divestitures;
(g)
    any other specific unusual or nonrecurring events or objectively determinable category thereof;
(h)
    foreign exchange gains and losses; and
(i)
    a change in the Company's fiscal year.
Unless the Board expressly provides otherwise, no adjustment shall be made if the effect would be to cause an Award to fail to qualify as performance-based compensation under Section 162(m) of the Code.

6.
    Payment of Awards.

6.1
    Determination of Awards; Certification.

(c)
    Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. If the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.
(d)
    To the extent that the Performance Goals are achieved, the Committee shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, the extent to which the Performance Goals applicable to the Incentive Pool, if any, and to each Participant have been achieved and shall then determine, in accordance with the prescribed formula, the amount of each Participant's Award.

(e)
    In determining the amount of the Incentive Pool and each Award, the Committee may reduce or eliminate the amount of the Incentive Pool and/or an Award by applying Negative Discretion if, in its sole discretion, such reduction or elimination is appropriate. The exercise of Negative Discretion with respect to an Award shall not result in an increase in the amount of any Award of any other Participant.

(f)
    In no event shall the amount paid pursuant to a Target Award or any Incentive Pool Award for any Plan Year exceed the Maximum Target Award.
(g)
    In no event shall any payment be made under this Plan if the Plan has not been approved by the Company’s shareholders.
6.2
    Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee's certification pursuant to Section 6.1 for the applicable Performance Period, and in no event later than March 15 of the calendar year following the end of the Plan Year, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding.

6.3
    Employment Requirement. Except as otherwise provided in Section 7, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate, or on an approved leave of absence or long-term disability leave, on the last day of the Performance Period.

6.4
    Deferral of Awards. The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan. Any deferral election shall be subject to Section 409A of the Code and such rules and procedures as shall be determined by the Committee in its sole discretion.

7.
    Termination of Employment.

7.1
    Employment Requirement. Except as otherwise provided in Section 7.2, if a Participant's employment terminates for any reason prior to the last day of the Performance Period, all of the Participant's rights to an Award for the Performance Period shall be forfeited. However, the Committee, in its sole discretion, may pay a Pro-rated Award, subject to the Committee's certification that the Performance Goals for the Performance Period have been met. Such Pro-rated Award will be paid at the same time and in the same manner as Awards are paid to other Participants. Notwithstanding the foregoing, if a Participant's employment is terminated for Cause, the Participant shall in all cases forfeit any Award not already paid.
7.2
    Termination of Employment Due to Death or Disability. If a Participant's employment is terminated by reason of his or her death or Disability during a Performance Period the Participant or his or her beneficiary will be paid a Pro-rated Award. In the case of a Participant's Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines that the Participant is Disabled. Payment of such Pro-rated Award will be made at the same time and in the same manner as Awards are paid to other Participants.

8.
    General Provisions.
8.1
    Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
8.2
    Non-transferability. A person's rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant's death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.
8.3
    No Right to Employment. Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.
8.4
    No Right to Award. Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period Year does not connote any right to become a Participant in the Plan in any future Performance Period.
8.5
    Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.
8.6
    Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part; provided, however, that, no amendment that requires shareholder approval for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall materially and adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.
8.7
    Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).
8.8
    Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law.
8.9
    Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company's practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.
8.10
    Section 162(m) of the Code; Bifurcation of the Plan. It is the intent of the Company that the Plan and the Awards made under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code satisfy any applicable requirements to be treated as qualified performance-based compensation under Section 162(m) of the Code. The provisions of the Plan may at any time be bifurcated by the Board or the Committee so that certain provisions of the Plan or any Award intended to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m) of the Code.
8.11
    Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.
8.12
    Expenses. All costs and expenses in connection with the administration of the Plan shall be paid by the Company.
8.13
    Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.
8.14
    Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
8.15
    Gender and Number. Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun; the plural shall include the singular, and the singular shall include the plural.
8.16
    Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.
8.17
    Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Secretary of the Company at 400 Wood Road, Braintree, MA 02169.
8.18
    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
8.19
    Clawback. All Awards are subject to the Company's Clawback Policy as in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant. The action permitted to be taken by the Board under this Section 8.19 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan or an Award.